UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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SMART ONLINE, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SMART ONLINE, INC.
2530 Meridian Parkway
2nd Floor
Durham, North Carolina 27713

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 19, 2008

You are cordially invited to attend the Annual Meeting of Stockholders of Smart Online, Inc., which will be held on Thursday, June 19, 2008, at 9:00 a.m. local time, in the Asheville Room, at 2530 Meridian Parkway, 3rd Floor, Durham, North Carolina 27713, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

•	Proposal No. 1 — Election of six directors
•	Proposal No. 2 — Ratification of the appointment of Sherb & Co., LLP as independent auditors for the fiscal year ending December 31, 2008

Stockholders of record at the close of business on April 21, 2008 are entitled to notice of and to vote at the annual meeting and any and all adjournments or postponements thereof.

By Order of the Board of Directors

/s/ Thomas Furr

Thomas Furr
Secretary

Durham, North Carolina
April 23, 2008

IMPORTANT:   Whether or not you plan to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods:  (1) over the Internet, by accessing the website address printed on your proxy card; or (2) by marking, dating, and signing your proxy card and returning it in the accompanying postage-paid envelope.

SMART ONLINE, INC.

PROXY STATEMENT

MEETING INFORMATION

The Board of Directors of Smart Online, Inc. (the “Company”) is asking for your proxy for use at the 2008 Annual Meeting of Stockholders and any adjournments of the meeting. The meeting will be held in the Asheville Room at 2530 Meridian Parkway, 3rd Floor, Durham, North Carolina 27713 on Thursday, June 19, 2008, at 9:00 a.m. local time, to conduct the following business and such other business as may be properly brought before the meeting: (1) election of six directors; and (2) ratification of the appointment of Sherb & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.

The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement and FOR ratification of the appointment of Sherb & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.

The Company intends to mail its 2007 Annual Report, this proxy statement and the accompanying proxy card to stockholders beginning on or about April 28, 2008. The Annual Report and proxy statement will also be available on the Internet at www.smartonline.com/annualreport.html. The Annual Report is not part of the Company’s proxy soliciting materials.

VOTING PROCEDURES

Who Can Vote

Only stockholders of record at the close of business on April 21, 2008 are entitled to vote at the meeting and any adjournments of the meeting. At that time, there were 18,234,627 shares of the Company’s common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting. The common stock is the only class of securities of the Company that has the right to vote at the meeting.

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•
Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Wednesday, June 18, 2008 at 7:00 p.m. Eastern time.  If you vote over the Internet you need not return your proxy card.

•
Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date, and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Wednesday, June 18, 2008.

•
Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You also can vote in person at the meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If your shares are held by a broker, bank, custodian, or other nominee, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

How You Can Revoke Your Proxy and Change Your Vote

You can revoke your proxy and change your vote by (1) attending the meeting and voting in person, (2) delivering written notice of revocation of your proxy to the Secretary of the Company at any time before voting is closed, (3) timely submitting another signed proxy card bearing a later date, or (4) timely submitting new voting instructions over the Internet as described above.

How Your Proxy Will Be Voted

If you timely submit your proxy over the Internet or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy without giving contrary voting instructions, your shares will be voted “FOR” election of the director nominees listed in this proxy statement and “FOR” ratification of the appointment of Sherb & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.

How You Can Vote Shares Held by a Broker or Other Nominee

If your shares are held by a broker, bank, custodian, or other nominee, you may have received a voting instruction form with this proxy statement instead of a proxy card. The voting instruction form is provided on behalf of the broker or other nominee to permit you to give directions to the broker or nominee on how to vote your shares. Please refer to the voting instruction form or contact the broker or nominee to determine the voting methods available to you.

Quorum Required

A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy with instructions to withhold authority to vote or to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian, or other nominee has indicated that it does not have discretionary authority to vote on any matter (sometimes referred to as a “broker non-vote”) will also be considered present for purposes of determining the existence of a quorum.

Vote Required

Directors will be elected by a plurality of the votes cast. Thus the six nominees who receive the most votes will be elected to fill the available positions. Stockholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes.

The proposed ratification of the appointment of Sherb & Co., LLP as independent auditors for fiscal 2008 will be approved if the votes cast for approval exceed the votes cast against approval.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election as Directors

All six of the persons nominated for election to the Board of Directors at the annual meeting are currently serving as directors of the Company. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the accompanying proxy may be voted for a substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the later of the next annual meeting of stockholders or until such time as his successor has been duly elected and qualified.

The following table lists the nominees for election and information about each.

Name	Age	Principal Occupation and Background
Doron Roethler	51
Chairman of the Board.  Mr. Roethler was appointed as Chairman of the Company’s Board of Directors on November 27, 2007.  He has been the managing director and indirect majority owner of TMF Airmarine BV, an independent aviation spare parts company, since 1988. He is also the indirect owner of Smart IL, Ltd., a software development company that had been a development partner and customer of the Company. He received a B.A. in behavioral science from Ben Gurion University, Beer Sheva, Israel.

David E. Colburn	61
President, Chief Executive Officer, and Director. Mr. Colburn was appointed to the Company’s Board of Directors on May 31, 2007, as Interim President and Chief Executive Officer on September 11, 2007, and as Chairman of the Board on October 19, 2007.  He completed his service as Chairman on November 27, 2007 and was appointed as the Company’s President and Chief Executive Officer effective December 12, 2007.   He served as President, Global Manufacturing Industry Practice, of Electronic Data Systems (“EDS”), a provider of business and technology solutions, from 2004 to 2006. Mr. Colburn was responsible for developing EDS’s global manufacturing industry business and sales strategy for its automotive, industrial manufacturing, high tech, and aerospace & defense segments. Mr. Colburn previously served as EDS’s Area Director, Manufacturing - Automotive (2003 - 2004); Vice President of the Global Industry Group (2002 - 2003); and Vice President of Global Industrial Manufacturing within the Global Industry Group (2001 - 2002). In addition, Mr. Colburn has served as president of four different corporations in the manufacturing and industrial segments. He has served as chairman and on the boards of directors of several automotive industry associations, and he is a member of the National Association of Corporate Directors (“NACD”). Mr. Colburn received a B.A. in Liberal Arts from Robert Wesleyan College and previously served on that institution’s Board of Trustees. He has enrolled in continuing education programs at, among others, the University of Michigan and the University of Pennsylvania.

Thomas P. Furr	41
Chief Strategy Officer, Secretary, and Director.  Mr. Furr became Vice President, Sales of Smart Online in 2001, Chief Operating Officer in November 2005, Chief Strategy Officer in August 2007, and Secretary in March 2008. In 2002, he also became a Director. He was a co-founder and president of Kinetics, Inc. (“Kinetics”), one of the first online commerce providers for the small business industry, from 1994 until 1995. The Company purchased Kinetics in 1995. After founding Kinetics, Mr. Furr was with the Plurimus Corporation from 1999 until 2001, where he managed its southeast direct sales efforts. Previously, from 1996 until 1999 he managed East Coast direct sales and channel efforts in Canada and South Africa for Information Retrieval Corporation, a leading multi-national back-end CRM/help desk company. Mr. Furr holds a bachelor’s degree in finance from East Carolina University.

Shlomo Elia	65
Director.  Mr. Elia has served on the Company’s Board of Directors since November 2006 and was originally recommended for appointment to the Board by Atlas Capital SA, one of the Company’s stockholders.  Mr. Elia is a Director of 3Pen Ltd. (“3Pen”), a private holding company focusing on business opportunities in Internet infrastructure and telecommunications.  Prior to founding 3Pen in 1999, Mr. Elia held several senior positions in the Israeli Defense Forces (“I.D.F.”), including the post of the Military Governor of the West-Bank (1982-1984) and Commander of the Liaison Unit for South Lebanon (1984-1985). During his service, among other activities, General Elia was engaged for a year as a Research Fellow in the Institute of International Strategic Affairs at U.C.L.A.  Since his retirement from the I.D.F., he is involved in communication projects in Nigeria and West Africa, and construction projects in Romania. Among his civilian activities, Mr. Elia was Chairman of the National Tourist Board and currently is Chairman of 3Pen Technologies Ltd. and co-chairman of the Israeli Soldiers Welfare Association. Mr. Elia holds a B.A. degree in Modern History of the Middle-East from Tel Aviv University.

C. James Meese, Jr.	66
Director.  Mr. Meese has served on the Company’s Board of Directors since November 2006.  Mr. Meese is President and founder of Business Development Associates, Inc. (“BDA”), a strategic advisory firm.  Since 1989, BDA has provided advice and assistance to both middle market and emerging companies on issues of company valuations, acquisitions and divestitures, market development, corporate governance, capital acquisition, strategic planning, exit strategies, and organizational structuring. Prior to 1989, Mr. Meese spent approximately 20 years in various senior corporate marketing, business development, and finance positions. Sixteen of those years were spent with West Pharmaceutical Services Inc. (“West”). He was a member of the company’s Top Management Committee during his last four years with West. Mr. Meese is also a director of DRI Corporation (NASDAQ:TBUS) (“DRI”), The Altoona Railroaders Memorial Museum, and The Raleigh Rescue Mission and its Foundation. He is a former Chair and current member of the DRI Audit Committee, Secretary of the Railroaders Museum Board, President of the Raleigh Rescue Mission Board, and serves on a variety of committees in his directorships. He is a member of the NACD and is designated as the Company’s audit committee financial expert.  Mr. Meese received a B.A. degree in Economics from the University of Pennsylvania and an M.B.A. from Temple University.

Dror Zoreff	62
Director.  Mr.  Zoreff has served on the Company’s Board of Directors since April 1, 2008.  He is the President and CEO of Donor Management Services, Inc., a New York-based company incorporated in March 2008, which provides major donors, corporations, and foundations a unique set of tools and services to ensure their charitable gifts are properly used and achieve the desired impact. From 1999 to 2008, Mr. Zoreff served as Consultant to the President and CEO of United Retail Group Inc., a specialty retailer of large size women’s fashions. From 1997 to 1999, he was Vice President of International Operations at Russ Berrie, Inc., a designer, importer, marketer, and distributor of gift and infant and juvenile consumer products. Prior to 1997, Mr. Zoreff held positions with The College of Judea & Samaria, Glenoit Industries Ltd, and the Jewish Agency for Israel. Mr. Zoreff holds a B.A. degree in Business Administration from Manchester University and an M.A. degree in Business Administration from Tel Aviv University.

The Board of Directors recommends stockholders
vote FOR election of the nominees named above.

Director Not Standing for Re-election

Philippe Pouponnot	38
Director.  Mr. Pouponnot has served on the Company’s Board of Directors since November 2006 and was originally recommended for appointment to the Board by The Blueline Fund, one of the Company’s stockholders.  Mr. Pouponnot is a Director of Azur Management SAL (“Azur”), a business engaged in the study and management of assets and companies.  Mr. Pouponnot has been a Director of Azur since its founding in 1999.  In his position with Azur, he has gained international experience working with banks and brokers in all phases of investment management, including administrative, investment, and commercial transactions.  He also serves as an asset and investment manager for companies and high net worth individuals.  Mr. Pouponnot has also worked closely with companies in a variety of sectors in matters ranging from formation to reorganization to liquidation.  Mr. Pouponnot informed the Company’s Board of Directors in March 2008 that he would be unable to stand for re-election due to increased business commitments.

Executive Officers

The names of the Company’s current executive officers are listed below. The Company’s executive officers are appointed by its Board of Directors to hold office until their successors are appointed.

Name	Age	Position
David E. Colburn	61	President, Chief Executive Officer, and Director
Neile King	37	Chief Operating Officer
Thomas P. Furr	41	Chief Strategy Officer, Secretary, and Director
George Cahill	60	Interim Chief Financial Officer

                Neile King, Chief Operating Officer.  Mr. King was appointed as the Company’s Chief Operating Officer on February 18, 2008 after serving as the Company’s Director of Operations and Vice President of Business Services since September 2007. Prior to joining the Company, from March 2006 to September 2007, Mr. King was the Director of Operations at DataFlux Corporation, a SAS company and data quality vendor. From April 1999 to July 2005, Mr. King held several management positions within the IT Solutions group in the Operations, Marketing, Contracts Management, and Sales Operations organizations with Hill-Rom Company, Inc., a healthcare information technology services provider.

George Cahill, Interim Chief Financial Officer.  Mr. Cahill was appointed as the Company’s Interim Chief Financial Officer on April 22, 2008.  Since 1992, Mr. Cahill has been the principal of Cahill Financial Consulting, a North Carolina registered certified public accounting firm providing business and non-profit management consulting with services including full and part-time chief financial officer roles.  Mr. Cahill has served with various companies in senior finance roles, including as (1) Vice President Finance, Controller, and Assistant Secretary of Carolina Door Controls, a national distributor of automatic doors for commercial applications, from 1999 to 2005; (2) Chief Financial Officer and Controller of Customer Access Resources, Inc., an outsourcing company that specialized in e-support activities for financial institutions, from 1998 to 1999; and (3) Chief Financial Officer and Controller of HMY Star, Inc., a 20-location retail sales and financial services organization, from 1995 to 1997.

Prior to founding Cahill Financial Consulting, Mr. Cahill worked from 1978 until 1991 with Carolina Power and Light Company, now Progress Energy, Inc., in various roles, including Program Director-Employee Benefits, Manager-Financial Administration, Manager-Investor Relations & Financial Analysis, and Director-Financial Analysis.  Prior to joining Carolina Power and Light Company, Mr. Cahill was a Senior Accountant with Deloitte Haskins and Sells, now Deloitte & Touche LLP.  Mr. Cahill is a certified public accountant in North Carolina with an MBA majoring in finance and accounting from The Fuqua School of Business at Duke University and holds a BSME in mechanical engineering also from Duke University.

Code of Ethics

The Company has adopted a Code of Ethics applicable to its executives, including the principal executive officer, principal financial officer, and principal accounting officer, as defined by applicable rules of the Securities and Exchange Commission (“SEC”). It is publicly available on the Company’s website at www.smartonline.com. If the Company makes any amendments to the Code of Ethics other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of the Code of Ethics to the Company’s Chief Executive Officer, Chief Financial Officer, or certain other finance executives, the Company will disclose the nature of the amendment or waiver, its effective date, and to whom it applies on the Company’s website at www.smartonline.com or in a report on Form 8-K filed with the SEC.

Board Composition and Independence of Directors

The size of the Board of Directors is currently fixed at seven members, but that number is set to decrease to six members immediately prior to the 2008 annual meeting.  Six persons have been nominated for election at the annual meeting. Under the rules of the SEC, the accompanying proxy cannot be voted for more than six nominees.

The Company is not required to comply with the listing requirements of The Nasdaq Stock Market (“Nasdaq”) since its securities are not listed on Nasdaq.  Nasdaq listing requirements mandate that a majority of the members of a listed company’s board of directors be “independent” directors as defined under Nasdaq Marketplace Rules.  Although not currently required, the Board has determined that four of the present directors — Messrs. Elia, Meese, Pouponnot, and Zoreff — are each an “independent” director within the meaning of Nasdaq Marketplace Rules.  All except Mr. Pouponnot are standing for re-election.  Therefore, assuming all six nominees are elected at the annual meeting, the Board will no longer have a majority of “independent” directors after the annual meeting.

In 2007, two directors resigned from the Company’s Board of Directors.  On September 11, 2007, Dennis Michael Nouri resigned, and on October 19, 2007, Jeffrey W. LeRose resigned.  The Board of Directors had determined that Mr. LeRose was an “independent” director within the meaning of Nasdaq Marketplace Rules.  Mr. Nouri was not considered “independent” as he also served as the Company’s President and Chief Executive Officer.

Attendance at Meetings

The Board of Directors held 11 meetings during the fiscal year ended December 31, 2007. Each incumbent director attended or participated in at least 75% of the aggregate of (1) the number of meetings of the Board of Directors held in fiscal 2007 during the period he served as a director and (2) the number of meetings of committees on which he served that were held during the period of his service.

The Company expects all directors to attend each annual meeting of stockholders, absent good reason.  Six of the seven then serving directors attended the annual meeting of stockholders in 2007.

Standing Committees

The Company’s Board of Directors has three standing committees:  the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Copies of the charters of these committees, as they may be amended from time to time, are available on the Company’s website at www.smartonline.com.

Audit Committee.  The Audit Committee is composed of Mr. Meese and Mr. Elia. Mr. Meese serves as chairman of the Committee.  The Company’s Board of Directors, in its business judgment, has made an affirmative determination that Mr. Meese and Mr. Elia meet the definition of “independent” director, as that term is defined by Nasdaq Marketplace Rules and SEC rules, and they each meet the special independence requirements applicable to audit committee members. Both members have past financial experience resulting in their financial sophistication as would be required by Nasdaq Marketplace Rules.  The Board of Directors has determined that Mr. Meese meets the definition of “audit committee financial expert” as that term is defined in Regulation S-K.  Mr. Colburn served on the Audit Committee until March 31, 2008 and was replaced by Mr. Elia because he was no longer an “independent” director.  The Company’s securities are quoted on the OTC Bulletin Board and are not listed on a national securities exchange. Therefore, neither the SEC nor the Nasdaq Marketplace Rules regarding audit committees are applicable to the Company’s Board of Directors.

The Audit Committee was established by the Board of Directors for the purpose of assisting it in fulfilling its responsibilities with respect to its oversight of (1) the quality and integrity of the Company’s financial statements, (2) compliance with legal and regulatory requirements, (3) independent auditor’s qualifications and independence, and (4) the performance of its internal audit function and independent auditors.  The Audit Committee is also responsible for the preparation of reports required to be included in the Company’s annual proxy statement or other documents from time to time required with respect to the Audit Committee’s functions.  The Audit Committee met four times during 2007.

Compensation Committee.  The Compensation Committee is composed of Mr. Elia and Mr. Meese.  Mr. Elia serves as chairman of the Committee.

The Compensation Committee was established by the Company’s Board of Directors for the purpose of assisting it in discharging its duties with respect to (1) the formulation, implementation, review and modification of the compensation of the Company’s officers and directors and (2) the preparation of the annual report on executive compensation for inclusion in the Company’s annual proxy statement, if required.  The Compensation Committee’s duties include, among other things, setting the compensation for officers and directors, making recommendations to the Board of Directors with respect to incentive compensation plans and equity-based compensation plans, approving grants of stock options and other awards under the Company’s 2004 Equity Compensation Plan, and administering the Company’s defined benefit and defined contribution plans, if any.

In fulfilling its responsibilities, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, to the extent consistent with applicable law, the Company’s certificate of incorporation, bylaws, corporate governance guidelines, and rules of any exchange or market on which the securities of the Company are then traded if compliance with such rules are required to begin or continue trading.

As part of its review and establishment of the performance criteria and compensation of officers and directors of the Company, the Compensation Committee must separately meet at least annually with the Company’s Chief Executive Officer, the principal human resources executive and compliance officer, and with any other corporate officers as the Compensation Committee deems appropriate. However, the Compensation Committee must also meet regularly without such officers present, and in all cases such officers must not be present at the meetings at which their performance and compensation is being discussed and determined.  The Compensation Committee must consult with the Chief Executive Officer regarding compensation of the other officers of the Company. The Compensation Committee has not engaged any compensation consultant to determine or recommend the amount or form of executive and director compensation.  The Compensation Committee met five times during 2007.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is composed of Mr. Meese and Mr. Zoreff.  Mr. Zoreff serves as chairman of the Committee.

The Corporate Governance and Nominating Committee was established by the Board of Directors for the purpose of assisting it in discharging its duties with respect to (1) the identification of individuals qualified to become directors and the selection or recommendation of candidates for directorships to be filled by the Board of Directors or the stockholders, and (2) the development, maintenance and recommendation of a set of corporate governance principles applicable to the Company, and the periodic review of such principles. The Corporate Governance and Nominating Committee met four times during 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Company’s Board of Directors, its executive officers, and persons who hold more than 10% of its outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires them to file reports with respect to their ownership of the Company’s common stock and their transactions in such common stock. Based upon the Company’s review of the Section 16(a) reports in its records for fiscal 2007 transactions in the Company’s common stock and their common stock holdings, the Company believes that, except as noted below, all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

The following reports were filed late on behalf of Atlas Capital SA due to administrative error by the Company:

•
A Form 4 filed on June 15, 2007 reporting a purchase of the Company’s common stock on June 7, 2007 and a Form 4/A filed on June 15, 2007 reporting a purchase of the Company’s common stock on June 8, 2007.

•	A Form 4 filed on July 3, 2007 reporting a purchase of the Company’s common stock on June 27, 2007 and a purchase of the Company’s common stock on June 28, 2007.
•	A Form 4 filed on September 17, 2007 reporting a purchase of the Company’s common stock on September 12, 2007.
•	A Form 4 filed on December 6, 2007 reporting four purchases of the Company’s common stock on November 21, 2007 and two purchases of the Company’s common stock on November 29, 2007.

The following reports were filed late on behalf of Doron Roethler due to administrative error by the Company:

•	A Form 4 filed on January 24, 2007 reporting a purchase of the Company’s common stock on October 10, 2006.
•	A Form 4 filed on September 17, 2007 reporting two purchases by Crystal Management, Ltd., which is wholly-owned by Mr. Roethler, on September 12, 2007.
•	A Form 4 filed on December 4, 2007 reporting a restricted stock award granted to Mr. Roethler on November 28, 2007.

The following reports were filed late on behalf of C. James Meese, Jr. due to administrative error by the Company:

•	A Form 3 filed on January 18, 2007 reporting Mr. Meese’s ownership of the Company’s common stock as of the date of his appointment to the Board of Directors on November 17, 2006.
•	A Form 4 filed on April 18, 2007 reporting an option award granted to Mr. Meese on April 11, 2007.

The following reports were filed late on behalf of Philippe Pouponnot due to administrative error by the Company:

•	A Form 3 filed on January 24, 2007 reporting Mr. Pouponnot’s ownership of the Company’s common stock as of the date of his appointment to the Board of Directors on November 17, 2006.
•
A Form 4 filed on June 22, 2007 reporting the acquisition of shares of the Company’s common stock on January 19, 2007 as payment of a penalty for late registration of other shares purchased from the Company.

The following reports were filed late on behalf of Brian Patrick Donaghy due to administrative error by the Company:

•	A Form 3 filed on February 14, 2007 reporting Mr. Donaghy’s ownership of the Company’s common stock as of the date he was determined to be an executive officer on January 30, 2007.
•	A Form 4 filed on September 10, 2007 reporting a sale of the Company’s common stock on each of August 21, 2007, August 22, 2007, and August 24, 2007, and a gift of common stock on September 5, 2007.

The following additional Form 3 reports were filed late on behalf of the following individuals due to administrative error by the Company:

•	A Form 3 filed on January 29, 2007 reporting Shlomo Elia’s ownership of the Company’s common stock as of the date of his appointment to the Board of Directors on November 17, 2006.
•	A Form 3 filed on February 14, 2007 reporting Mike N. Stuart’s ownership of the Company’s common stock as of the date he was determined to be an executive officer on January 30, 2007.
•	A Form 3 filed on June 14, 2007 reporting David E. Colburn’s ownership of the Company’s common stock as of the date of his appointment to the Board of Directors on May 31, 2007.

The following additional Form 4 reports were filed late on behalf of the following individuals due to administrative error by the Company:

•	A Form 4 filed on January 23, 2007 reporting two sales of the Company’s common stock by Dennis Michael Nouri on October 10, 2006.
•	A Form 4 filed on April 23, 2007 reporting a restricted stock award granted to Nicholas A. Sinigaglia on April 18, 2007.
•	A Form 4 filed on August 21, 2007 reporting a restricted stock award granted to Joseph Francis Trepanier on August 15, 2007.

Certain Relationships and Related Transactions

Non-Compete Payments Made to Former Chief Operating Officer of Smart Commerce.  In October 2005, the Company purchased all of the stock of iMart Incorporated (“iMart”). One of the Company’s former executive officers, Gary Mahieu, was a founder and shareholder of iMart, and was its principal executive officer.  Following the purchase of iMart’s stock, Mr. Mahieu entered into an employment agreement with Smart Commerce, Inc. (“Smart Commerce”), the Company’s wholly-owned subsidiary. Under the terms of that agreement, the Company agreed to make non-competition payments to Mr. Mahieu of an aggregate of $510,000 to be made in eight equal quarterly installments of $63,750 through October 1, 2007. In connection with obtaining a loan from Fifth Third Bank, the payment schedule was modified to require all outstanding non-compete payments to be made by February 2007. This amount was paid in full on February 7, 2007, and no additional non-compete payments are owed to Mr. Mahieu.

Loans Made by Certain Parties to the Former Chief Executive Officer.  During 2005, the following loans were made by certain investors, consultants, and/or stockholders to Michael Nouri, the Company’s then serving Chief Executive Officer: (i) $809,736.49 was borrowed from Leon Sokolic, one of the Company’s stockholders, (ii) $77,971.20 was borrowed from Atlas Capital SA, one of the Company’s stockholders, (iii) $80,000 was borrowed from Pete Coker, a principal of Tryon Capital, which provided financial consulting services to the Company and received a warrant and cash fees, and (iv) $296,589 was borrowed from Berkley Financial Services, Ltd. (“Berkley”), which received compensation for services rendered to the Company for investment banking and investor relations services, including during the period in which Berkley was making loans to Mr. Nouri (collectively, the “Lenders”). Under Section 402 of the Sarbanes-Oxley Act of 2002, the Company is prohibited from making personal loans to its directors and executive officers, directly and indirectly. The Company believes that the loans to Mr. Nouri described above are not personal loans made directly or indirectly by it to the Chief Executive Officer.

On January 19, 2007, Mr. Nouri entered into note cancellation agreements with each of the Lenders. Under the terms of these note cancellation agreements, Mr. Nouri transferred his personally held shares of the Company’s common stock to the Lenders as consideration for the cancellation of promissory notes held by the Lenders. Under these agreements, Mr. Nouri transferred a total of 521,699 shares of common stock for the cancellation of principal and interest totaling $1,306,178.66 as of December 31, 2006. The agreed upon per share value ranged from $1.50 to $4.22 per share.

In connection with the note cancellation agreements, the Company entered into registration rights agreements with each of the Lenders described in the preceding paragraphs. Under the terms of these registration rights agreements, each Lender was required to be given notice when the Company filed a registration statement under the Securities Act of 1933, as amended (the “Securities Act”). Each Lender was then permitted to include its shares received in such registration statement. Under the registration rights agreements, parties electing to include such shares in the registration were to bear their proportionate share of the registration expenses.  The Company has satisfied its obligations under these registration rights agreements.

Private Placement of Common Stock to a Certain Director.  In a transaction that closed on August 21, 2006, Mr. Pouponnot purchased 50,000 shares of the Company’s common stock in a private placement transaction. The private placement shares were sold at $2.50 per share pursuant to subscription agreements between Mr. Pouponnot and the Company. The Company entered into a subscriber rights agreement with Mr. Pouponnot whereby it was obligated to register these shares for resale by the purchaser by filing a registration statement on or before September 30, 2006. If a registration statement was not filed by that date, the Company was obligated to pay a penalty obtained by multiplying the total purchase price for the shares by 0.5% by the number of prorated 30-day periods after the target registration date. At the Company’s sole discretion, this penalty could be paid in the number of shares obtained by dividing the total penalty amount by the per share purchase price. The Company filed a registration statement for these shares on April 3, 2007. In January 2007, the Company entered into an amendment to the registration rights agreement with Mr. Pouponnot. Under this amendment, the penalty for late registration was set at a fixed amount. The Company subsequently issued Mr. Pouponnot 750 shares of its common stock as payment for this late registration penalty with an aggregate value of $2,100 based upon a closing price per share of $2.80 on the OTC Bulletin Board on the date of issuance.  The Company has satisfied its obligations under the subscriber rights agreement.

Mr. Pouponnot also entered into a dribble out agreement with the Company pursuant to which he was permitted to sell up to 25% of these shares during any rolling 30-day period following the effective date of the registration statement.  This agreement has expired.  At the time of the sale to Mr. Pouponnot, he had not been appointed a member of the Company’s Board of Directors.

Private Placement of Common Stock to a Certain Affiliate by Former Chief Executive Officer.  On October 10, 2006, Michael Nouri, the Company’s then serving Chief Executive Officer, entered into a stock purchase agreement with Doron Roethler, a stockholder who subsequently became the Company’s Chairman of the Board in November 2007. Pursuant to this agreement, Mr. Nouri sold 247,043 shares of the Company’s common stock from his personal holdings at a price of $1.5176 per share. The Company entered into a registration rights agreement with Mr. Roethler in connection with this transaction under which it had an obligation to register the shares sold by Mr. Nouri to Mr. Roethler on the first registration statement filed by the Company following the sale, with Mr. Roethler bearing his proportionate share of the registration expenses. Under the terms of this agreement, the shares were delivered following the Company’s execution of such registration rights agreement, which occurred on January 19, 2007.  The Company filed a registration statement for these shares on April 3, 2007 and has satisfied its obligations under the registration rights agreement.

                Sale of Convertible Notes to Certain Affiliates.  On November 14, 2007, in an initial closing, the Company sold $3.3 million aggregate principal amount of secured subordinated convertible notes due November 14, 2010 to certain existing stockholders.  These stockholders (referred to in this discussion as the “noteholders”) and the amount of notes they purchased in the initial closing are as follows: (i) The Blueline Fund, which originally recommended Philippe Pouponnot, one of the Company’s directors, for appointment to the Company’s Board of Directors - $500,000; (ii) Atlas Capital SA, which originally recommended Shlomo Elia, another one of the Company’s directors, for appointment to the Board of Directors - $2,050,000; (iii) Crystal Management Ltd., which is owned by Doron Roethler, a stockholder who subsequently became Chairman of the Company’s Board of Directors - $500,000; and (iv) William Furr, who is the father of Thomas Furr, one of the Company’s directors and executive officers - $250,000. The noteholders also have committed to purchase on a pro rata basis up to $5.2 million aggregate principal of secured subordinated notes upon approval and call by the Company’s Board of Directors in future closings. The Company is obligated to pay interest on the notes at an annualized rate of 8% payable in quarterly installments commencing on February 14, 2008. As of April 21, 2008, the Company has paid $65,267 in interest on the notes.  The Company does not have the ability to prepay the notes without approval of at least a majority of the principal amount of the notes then outstanding.

On the earlier of the maturity date of November 14, 2010 or a merger, acquisition, sale of all or substantially all of the Company’s assets or capital stock, or similar transaction, each noteholder in its sole discretion shall have the option to (i) convert the principal then outstanding on its note into shares of the Company’s common stock, or (ii) demand immediate repayment in cash of the note, including any accrued and unpaid interest. If a noteholder elects to convert its note under these circumstances, the conversion price for notes issued in the initial closing on November 14, 2007 shall be $3.05 and the conversion price for notes issued in any additional closings shall be the lesser of a 20% premium above the average of the closing bid and asked prices of shares of the Company’s common stock quoted in the Over-The-Counter Market Summary (or, if the Company’s shares are traded on the Nasdaq Stock Market or another exchange, the closing price of shares of the Company’s common stock quoted on such exchange) averaged over five trading days prior to the respective additional closing date.

Upon certain events of default and at any time during the continuance of such an event of default, the noteholders have the right, with the consent of the agent appointed for such noteholders, to accelerate payment on their notes. Payment of the notes will be automatically accelerated if the Company enters voluntary or involuntary bankruptcy or insolvency proceedings.

If notes are converted into the Company’s common stock and a demand for registration of the shares of common stock is made by a holder of a majority of the converted common stock, the Company has agreed, subject to certain limitations, to use its best efforts to file a registration statement with the SEC within a prescribed time period. In addition, if the Company proposes to file a registration statement to register any of its common stock under the Securities Act in connection with the public offering of such securities solely for cash, subject to certain limitations, the Company shall give each noteholder who has converted its notes into common stock the opportunity to include such shares of converted common stock in the registration. The Company has agreed to bear the expenses for any of these registrations, exclusive of any stock transfer taxes, underwriting discounts, and commissions.

The noteholders have designated Doron Roethler as bond representative to act as their agent. So long as the notes are outstanding, the Company has agreed that it will not take certain actions without approval of the bond representative.

Settlement Agreement with Former Executive Officer.  On January 23, 2008, the Company and Henry Nouri entered a settlement agreement and release to settle a legal action brought by Mr. Nouri against the Company relating to Mr. Nouri’s termination from his position as Executive Vice President of the Company in September 2007.  The agreement provided for a release of claims by both parties, a payment to Mr. Nouri of $100,000 (less applicable withholding taxes) and Mr. Nouri’s former Company vehicle valued at $12,500, the acceleration of the expiration date of certain of Mr. Nouri’s options to purchase the Company’s common stock, and the dismissal with prejudice of Mr. Nouri’s action against the Company.  Mr. Nouri remains subject to the non-competition, non-disclosure, and non-solicitation obligations in his employment agreement, dated April 1, 2004, with the Company.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows the annual and long-term compensation for the fiscal years indicated, of the two individuals who served as the Company’s Chief Executive Officer during 2007 and the next two most highly compensated executive officers serving at the end of fiscal 2007. The persons identified in the table below are referred to as the Company’s “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option awards ($) (1)	Total ($)
David E. Colburn (2)	2007	$85,962 (3)	$70,500 (4)	—	$156,462
President and
Chief Executive Officer

Dennis Michael Nouri (5)	2007	$103,923	—	$30,977	$134,900
Former President and	2006	$ 170,000	—	$46,461	$216,461
Chief Executive Officer

Nicholas A. Sinigaglia (6)	2007	$135,275	$49,000	$22,930	$207,205
Former Chief Financial Officer	2006	$ 108,333	—	$17,197	$125,530

Anil Kamath (7)	2007	$129,317	—	$23,230	$152,547
Former Chief Technology Officer

(1)
Amounts do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the amount of compensation cost recognized in fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), disregarding any adjustments for forfeiture assumptions. For a discussion of the assumptions used to value these awards, see Note 2 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)
Mr. Colburn was appointed as an independent member of the Company’s Board of Directors on May 31, 2007. On September 11, 2007, he was appointed to serve as the Company’s Interim President and Chief Executive Officer and was later appointed as the Company’s President and Chief Executive Officer effective December 12, 2007.  Mr. Colburn also served as the Company’s Chairman of the Board of Directors from October 19, 2007 to November 27, 2007, but he did not receive any compensation for such service.

(3)	Includes $6,000 in cash fees paid to Mr. Colburn for his service as a director prior to being appointed as the Company’s Interim President and Chief Executive Officer.

(4)	Represents a restricted stock award granted to Mr. Colburn as compensation for service as a director prior to being appointed as the Company’s Interim President and Chief Executive Officer.

(5)	Mr. Nouri ceased to be the Company’s President and Chief Executive Officer on September 11, 2007.

(6)	Mr. Sinigaglia resigned from the Company, effective March 30, 2008.

(7)
Mr. Kamath was not a “named executive officer” during fiscal 2006, and thus his compensation information for fiscal 2006 is not provided. Mr. Kamath resigned from the Company, effective March 31, 2008.

Employment Agreements

The Company has the following employment agreements with its named executive officers. See “Potential Payments upon Termination or Change in Control” below for additional material terms of these agreements.

David E. Colburn. Effective December 12, 2007, covering employment commencing on such date, the Company entered into an employment agreement with Mr. Colburn which provided for an initial base salary of $180,000. The term of the agreement is one year commencing on the effective date, and the term is subject to automatic renewal for successive one-year terms unless, at least 30 days prior to the renewal date, either party gives the other written notice of its intent not to continue the employment relationship. The agreement requires the Company to make a severance payment to Mr. Colburn if the Company terminates Mr. Colburn’s employment without “Cause” or if, within 18 months following a “Change in Control,” the Company terminates Mr. Colburn’s employment without “Cause” or by notice of non-renewal, or Mr. Colburn terminates his employment for “Good Cause” (all as described under “Potential Payments upon Termination or Change in Control”).  Mr. Colburn’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from competing with the Company in the same or similar business in any jurisdiction where it does business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation (a) of any of the Company’s customers to purchase similar products or services from others, (b) to take away the customers’ business from the Company, or (c) to induce employees to leave their employment with the Company, for a period of one year following the termination of employment for any reason. The agreement was accompanied by an award of 100,000 shares of restricted stock of the Company, restrictions of which lapse as to 25,000 shares on January 1, 2008, 37,500 shares on January 1, 2010, 18,750 shares on January 1, 2011, and 18,750 shares on January 1, 2012.  In the event that Mr. Colburn’s employment is terminated within 18 months following a “Change in Control” either by the Company without “Cause” or by notice of non-renewal, or by Mr. Colburn for “Good Cause,” all of the restrictions on his shares of restricted stock in the Company will immediately lapse.

Dennis Michael Nouri.  Effective April 1, 2004, covering employment commencing as of June 1, 2004, the Company entered into an employment agreement, which provided for an initial base salary of $170,000. The agreement replaced an employment agreement dated July 14, 1999. The agreement had a termination date of December 31, 2005, but it automatically extended for additional two-year terms, unless either party provided the other with written notice of intention not to renew at least 180 days prior to the end of the term or the end of any renewal period. Since neither party gave written notice of termination, the agreement was extended for an additional two years and thus had a termination date of December 31, 2007. Mr. Nouri, however, resigned from his employment with the Company on September 11, 2007.  The agreement required the Company to make a severance payment to Mr. Nouri if either the Company terminated Mr. Nouri’ s employment without cause or Mr. Nouri terminated his employment for “Good Reason,” because of death or disability, or following a change in control. The Company was not required to make any severance payments to Mr. Nouri in connection with his resignation.  Mr. Nouri’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as the Company’s in jurisdictions where it does business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation (a) of any of the Company’s customers to purchase similar products or services from others, (b) to take away the customers’ business from the Company, or (c) to induce employees to leave their employment with the Company, for a period of one year following the termination of employment for any reason.

In addition to Mr. Nouri’s employment agreement, the Company also entered into an indemnification agreement with Mr. Nouri on April 14, 2006.  This indemnification agreement provides that Mr. Nouri will be indemnified, to the fullest extent permitted under the Company’s bylaws and Delaware law, for his expenses incurred in connection with the SEC investigation involving the Company. Mr. Nouri agreed to repay these amounts to the Company should it ultimately be determined that such indemnification was not permissible.

Nicholas A. Sinigaglia. Effective March 21, 2006, covering employment commencing on such date, the Company entered into an employment agreement with Mr. Sinigaglia which provided for an initial annual base salary of $90,000, which was increased according to the following schedule: to $110,000 effective April 1, 2006, to $120,000 effective June 1, 2006, and to $135,000 effective September 1, 2006. The agreement had a termination date of March 31, 2007, but it was to automatically extend for additional one-year terms, unless either party provided the other with written notice of intention not to renew at least 30 days prior to the end of the term or of any renewal period. Because Mr. Sinigaglia provided notice of his desire to resign from the Company on February 1, 2008, Mr. Sinigaglia and the Company entered into an amendment of his employment agreement. Under the terms of the amended employment agreement, Mr. Sinigaglia remained with the Company until March 30, 2008 and received severance payments described below in “Potential Payments upon Termination or Change in Control.”  Mr. Sinigaglia’s employment agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from the following in jurisdictions where the Company does business for a period of one year following the termination of employment for any reason: (a) being the owner of the outstanding capital stock of any corporation which conducts a business of a like or similar nature to the Company (other than stock of a corporation traded on a national securities exchange or automated quotation service), (b) being an officer or director of any corporation which conducts a business of a like or similar nature to the Company, (c) being a member of any partnership which conducts a business of a like or similar nature to the Company or (d) being a consultant to, an owner of or an employee of any other business which conducts a business of a like or similar nature to the Company. The non-solicitation provision prohibits the direct or indirect solicitation (a) of any of the Company’s customers to either purchase similar products or services from others, (b) to take away the customers’ business from the Company, or (c) to induce employees to leave their employment with the Company, for a period of one year following the termination of employment for any reason. Mr. Sinigaglia’s employment agreement was accompanied by a grant of incentive stock options for 50,000 shares of common stock at an exercise price of $2.50 vesting over a five-year period in five equal installments, commencing one year from the date of the grant.

The Company and Mr. Sinigaglia were also parties to a restricted stock agreement dated April 18, 2007 pursuant to which Mr. Sinigaglia was granted 30,000 shares of restricted stock of the Company. As of the effective date of Mr. Sinigaglia’s resignation, the restrictions had lapsed as to one-third of the shares as of April 18, 2007 and the remaining restrictions were scheduled to lapse in equal installments on April 18, 2008 and April 18, 2009. On February 1, 2008, the Company and Mr. Sinigaglia entered into an amendment to the restricted stock agreement to accelerate the restriction lapsing date of April 18, 2008 to March 30, 2008. As he did not continue as an employee of the Company after March 30, 2008, the 10,000 shares of restricted stock with a restriction lapsing date of April 18, 2009 have been forfeited by Mr. Sinigaglia.

Anil Kamath. Mr. Kamath did not have an employment agreement with the Company and resigned as of March 31, 2008.    In connection with his resignation, Mr. Kamath entered into a Severance Agreement and General Release with the Company, effective March 31, 2008, under which he was entitled to severance payments described below in “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards

The following table provides information about outstanding equity awards held by the named executive officers as of December 31, 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($/Sh)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)

David E. Colburn	—	—	—	—	5,000 (2)	$13,000
	—	—	—	—	100,000 (3)	$260,000

Dennis Michael Nouri	250,000 (4)	—	$1.43	12/31/2008

Nicholas A. Sinigaglia	10,000 (5)	40,000	$2.50	03/24/2016	20,000 (6)	$52,000

Anil Kamath	75,000 (7)	—	$3.50	05/01/2014	—	—
	20,000 (8)	30,000	$8.61	7/22/2015	—	—

(1)	Market value of shares that have not vested is based on $2.60 per share (the closing price of the Company’s common stock as quoted on the OTC Bulletin Board on December 31, 2007).

(2)	Restrictions lapse as to 2,500 shares on each of February 29, 2008 and May 31, 2008.

(3)	Restrictions lapse as to 25,000 shares on January 1, 2008, 37,500 shares on January 1, 2010, 18,750 shares on January 1, 2011, and 18,750 shares on January 1, 2012.

(4)	This option was fully vested on December 31, 2003, the date of the grant. On January 10, 2008, the Compensation Committee of the Company’s Board of Directors cancelled this option.

(5)
Vests as to 20% of the award on each anniversary of the grant date for five years following March 24, 2006, the date of the grant.  Upon Mr. Sinigaglia’s resignation on March 30, 2008, this option was forfeited as to 30,000 unvested shares and remains exercisable as to 20,000 vested shares for 90 days following Mr. Sinigaglia’s termination of employment.

(6)
As of December 31, 2007, restrictions were scheduled to lapse as to 10,000 shares on each of April 18, 2008 and April 18, 2009.  On February 1, 2008, in connection with Mr. Sinigaglia’s resignation on March 30, 2008, the vesting schedule was amended to accelerate the restriction lapsing date of April 18, 2008 to March 30, 2008.  The remaining 10,000 shares of restricted stock were forfeited.

(7)	This option vested bi-annually over two years following May 1, 2004, the date of the grant. It will remain exercisable for 90 days following March 31, 2008, the date of Mr. Kamath’s resignation.

(8)
Vests as to 20% of the award on each anniversary of the grant date for five years following July 22, 2005, the date of the grant.  Upon Mr. Kamath’s resignation on March 31, 2008, this option was forfeited as to 30,000 unvested shares and remains exercisable as to 20,000 vested shares for 90 days following Mr. Kamath’s termination of employment on March 31, 2008.

Payments upon Termination or Change in Control

Three of the Company’s named executive officers are no longer employed by the Company.  The Company was not required to make any severance payments to Mr. Nouri in connection with his resignation on September 11, 2007.  The payments made to Mr. Kamath and Mr. Sinigaglia are described below.

In connection with his resignation from the Company, Mr. Kamath entered into a severance agreement and general release with the Company, effective March 31, 2008.  Under the terms of the agreement, the Company agreed to pay Mr. Kamath an amount equal to three months of his salary and to reimburse Mr. Kamath for premium payments he makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue his heath insurance coverage for three months.  The agreement also includes a release of customary claims and provides for future payments for any consulting services requested by the Company.  For requests relating to projects or technology existing at the Company as of March 31, 2008, Mr. Kamath has agreed to provide up to 10 hours of free consulting services per month until October 1, 2008, at which the Company will pay a rate of $75.00 per hour for such assistance.  For any requests unrelated to projects or technology existing as of March 31, 2008, Mr. Kamath will be paid $75.00 per hour, provided that if such assistance is estimated to be beyond five hours per month, the Company and Mr. Kamath will enter into a written statement of work setting forth the terms and conditions governing such project.

In connection with his resignation from the Company, Mr. Sinigaglia and the Company agreed to an amendment of his employment agreement on February 1, 2008. Under the terms of the amended employment agreement, the Company agreed to pay Mr. Sinigaglia an amount equal to three months of his salary and agreed to reimburse Mr. Sinigaglia for premium payments he makes under COBRA to continue his heath insurance coverage for three months.  In addition, the Company and Mr. Sinigaglia agreed to an amendment of his restricted stock agreement on February 1, 2008, which accelerated the restriction lapsing date of 10,000 shares of restricted stock to March 30, 2008, as more fully described above under “Employment Agreements.”

The Company currently has an employment agreement with Mr. Colburn that contains terms that provide for the potential payment of amounts following termination. If Mr. Colburn’s employment is terminated by the Company for “Cause” (as defined below), the Company’s obligation to compensate Mr. Colburn will cease on the effective termination date except for (a) amounts due for services rendered prior to the termination date and (b) a lump sum representing any unused portion of Mr. Colburn’s vacation. If Mr. Colburn is terminated by the Company by notice of non-renewal or without “Cause,” the Company’s obligation to compensate Mr. Colburn will cease on the effective termination date except for (x) amounts due for services rendered prior to the termination date, (y) a lump sum representing any unused portion of Mr. Colburn’s vacation, and (z) an amount equal to Mr. Colburn’s then current salary for the then remaining term of the employment agreement, payable in substantially equal installments on the last business day of each applicable month.

For purposes of the agreement, “Cause” is defined to mean:

•
any act or omission constituting misconduct or negligence, fraud, misappropriation, embezzlement, conflict of interest or competitive business activities, including without limitation any arrest on criminal charges;

•	any chemical dependence which materially adversely affects the performance of his duties and responsibilities to the Company;

•	breach of his fiduciary obligations to the Company in a material respect;

•	his repeated failure to perform his duties after written notice of the alleged failure and a reasonable opportunity to cure;

•	his material breach of the Company’s policies or any material provision of the agreement;

•	his gross misconduct resulting in substantial loss to the Company or damage to the reputation of the Company; or

•	his knowing material violation of securities laws, rules, or regulations.

If Mr. Colburn’s employment is terminated within 18 months following a “Change in Control” (as defined below) either by the Company without “Cause” or by notice of non-renewal, or by Mr. Colburn for “Good Cause” (as defined below), he would receive the benefits to which he would have been entitled upon a termination by the Company without “Cause” or by notice of non-renewal prior to a “Change in Control” and, in addition, all of the restrictions on his shares of restricted stock in the Company shall immediately lapse.

A “Change of Control” will be deemed to have occurred on the earlier of the following dates:

•
the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (a) the Company, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (c) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (d) the existing holders of capital stock of the Company as of the effective date of the agreement, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

•
the date the stockholders of the Company approve a definitive agreement or plan for (a) a merger, share exchange, consolidation, or reorganization involving the Company and any other corporation or other entity as a result of which less than 50% of the combined voting power of the Company or of the surviving or resulting corporation or entity after such transaction is held in the aggregate by the holders of the combined voting power of the outstanding securities of the Company immediately prior to such transaction; or (b) a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Good Cause” shall mean Mr. Colburn’s resignation within six months of any of the following conditions having arisen without his consent and after having given the Company written notice of the existence of such condition within 60 days of the initial existence of the condition and providing the Company with 30 days to remedy the condition:

•	a material diminution in his authority or responsibilities;

•	a material diminution in his base salary;

•	relocation of his office to a location more than 30 miles outside of Research Triangle Park, North Carolina; or

•	any material breach of the employment agreement by the Company.

Compensation of Directors

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2007:

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (3)	All Other Compensation ($)	Total ($)
Doron Roethler (4)	—	$2,875	—	—	$2,875
Jeffrey W. LeRose (5)	$40,000	$53,250	$4,039	$17,750 (6)	$115,039
Shlomo Elia (7)	—	$11,400	—	—	$11,400
Philippe Pouponnot (7)	—	$11,400	—	—	$11,400
C. James Meese, Jr. (8)	$39,500	$11,400	$23,410	—	$74,310
Thomas P. Furr (9)	—	—	—	—	—

(1)
Amounts represent the amount of compensation cost recognized in fiscal 2007 in accordance with SFAS 123R, disregarding any adjustments for forfeiture assumptions. For a discussion of the assumptions used to value these awards, see Note 2 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)
At December 31, 2007, the aggregate number of restricted stock awards held by each non-employee director was as follows: Mr. Roethler – 15,000; Mr. Elia – 7,500; Mr. Pouponnot – 7,500; and Mr. Meese – 7,500.

(3)	At December 31, 2007, the aggregate number of stock option awards held by each non-employee director was as follows: Mr. LeRose – 10,000; and Mr. Meese – 20,000.

(4)
Although Mr. Roethler qualifies for payment of a monthly cash fee under the Company’s Board Compensation Policy, as of the end of the Company’s last fiscal year, he has waived receipt of cash compensation for his service on the Board of Directors.

(5)
On October 18, 2007, Mr. LeRose resigned as Chairman of the Board.  In recognition of Mr. LeRose’s service to the Company, the Board of Directors amended Mr. LeRose’s existing restricted stock agreement to permit restrictions to continue lapsing on his restricted stock through December 21, 2007 and approved the continued payment of his monthly board fee through June 2008, which represents the end of his annual elected term had he served his full term.

(6)
Includes monthly board fees totaling $8,000 paid to Mr. LeRose between the date of his resignation and December 31, 2007 and $9,750 of compensation cost recognized in accordance with SFAS 123R for the portion of Mr. LeRose’s restricted stock award as to which restrictions lapsed after Mr. LeRose’s resignation.

(7)	Although these directors qualify for payment under the Company’s Board Compensation Policy, as of the end of the Company’s last fiscal year, they have waived the receipt of any compensation.

(8)
In February 2007, the Company’s Board of Directors amended the Company’s Board Compensation Policy. This amendment resulted in a retroactive increase in cash compensation from $2,000 per month to $2,500 per month for Mr. Meese. This increase was made to reflect his additional duties as Chairman of the Company’s Audit Committee. Additional amounts payable as a result of this retroactive increase were paid in February 2007.  In addition, Mr. Meese received payments totaling $8,500 for his service on a special committee of the Board of Directors during fiscal 2007.

(9)	Mr. Furr is an executive officer of the Company and, therefore, is not eligible to receive compensation for his service as a director.

During 2007, the Company had in place a written compensation policy covering compensation to its directors. Under this policy, directors who also served as employees were not eligible to receive any compensation.

Under the policy in effect on and after February 2, 2007, a non-management member of the Company’s Board is entitled to a fee of $1,500 per month, plus $250 per month for each committee on which the member serves. If the director serves as the Chairman of the Audit Committee, the $1,500 is increased to $2,000, but the director does not receive the $250 fee per month for serving on the Audit Committee. The Chairman of the Board is entitled to a fee of $4,000 per month in lieu of the fees described above.  In addition, each director is entitled to receive an award of restricted stock.

Upon a director’s appointment or election to the Board, the director will be awarded 10,000 shares (15,000 shares for the Chairman of the Board) of restricted common stock of the Company, valued at the fair market value of the Company’s common stock on the date of the award. In addition, at the time of the annual meeting of the Company’s stockholders, if the director is re-elected to the Board and has been serving on the Board for at least six months prior to the date of the annual meeting, the director will be awarded additional shares of restricted common stock of the Company, valued at the fair market value of the Company’s common stock on the date of the award. The contractual restrictions on all restricted stock awards granted lapse quarterly over a year’s time, provided that the person is a member of the Board of Directors on the applicable lapse date.

In June 2007, the Company limited the issuance of shares of its common stock reserved under its 2004 Equity Compensation Plan to awards of restricted or unrestricted stock.  Prior to that time, upon appointment or election to the Board, a director could elect to receive a stock option grant representing 20,000 shares (30,000 shares for the Chairman of the Board) of the Company’s common stock instead of a restricted stock award.  The exercise price of the option grant would be equal to the fair market value of the Company’s common stock on the date of grant.  At the time of the annual meeting of the Company’s stockholders, a director who is re-elected and has served on the Board for at least six months prior to the date of the annual meeting would have received an additional stock option grant with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  All options would vest quarterly over a year’s time or on the one year anniversary of the award, provided that the director was serving on the Board of Directors on the applicable vesting date.

Each non-management director is eligible for expense reimbursement for reasonable travel and lodging expenses incurred in connection with his or her attendance at Board and committee meetings.

Under the policy in effect from November 17, 2006 to February 2, 2007, a non-management member of the Company’s Board was not entitled to receive a monthly fee for committee membership and all stock options vested quarterly over a year’s time.  All other terms of the policy were identical to those of the policy that was effective on and subsequent to February 2, 2007.

Equity Compensation Plans

The following table provides information, as of December 31, 2007, for the Company’s compensation plans (including individual compensation arrangements) under which the Company is authorized to issue equity securities:
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1) (c)
Equity compensation plans approved by security holders	1,394,300 (2)	$5.06	3,869,091 (3)
Equity compensation plans not approved by security holders	250,000 (4)	$9.82	N/A
Total	1,644,300		3,869,091

(1)	Refers to shares of the Company’s common stock.

(2)
Includes shares issuable upon exercise of outstanding options under the following plans in the amounts indicated:  2004 Equity Compensation Plan – 818,700; 2001 Equity Compensation Plan – 575,000; and 1998 Stock Option Plan – 600.

(3)
Includes 3,869,091 shares remaining for future issuance under the 2004 Equity Compensation Plan, all of which are available for issuance as restricted shares. No shares remain available for grants under either the 2001 Equity Compensation Plan or the 1998 Stock Option Plan.

(4)
Includes 250,000 shares issuable pursuant to an option granted to a consultant pursuant to an individual compensation arrangement not under any equity compensation plan.  The exercise price under this option grant is $9.815 per share, with the shares vesting in equal installments on December 13, 2005, March 13, 2006, June 13, 2006, September 13, 2006, and December 13, 2006.  The option has a termination date of March 8, 2008.

OWNERSHIP OF SECURITIES

Principal Stockholders and Share Ownership by Management

The following table sets forth information regarding beneficial ownership of the Company’s common stock as of April 21, 2008 by (i) each person who is known by the Company to beneficially own more than 5% of its common stock; (ii) each person named in the Summary Compensation Table in this proxy statement, (iii) each person serving as a director or nominated for election as a director, and (iv) all current executive officers and directors as a group. Except as otherwise indicated by footnote, to the Company’s knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Beneficial Owner Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Atlas Capital SA 118 Rue du Rhone CH-1204 Geneva, Switzerland	3,865,927	21.2%
Doron Roethler (3) c/o Michal Raviv at Granot, Strauss, Adar & Co. 28 Bezalel Street Ramat Gan 52521, Israel	2,187,253	12.0%
Magnetar Financial LLC (4) Magnetar Capital Partners LP Supernova Management LLC Alec N. Litowitz 1603 Orrington Avenue, 13th Floor Evanston, IL 60201	1,858,030	10.2%
Henry Nouri (5) 106 Zapata Lane Chapel Hill, NC 27517	1,429,522	7.8%
Herald Investment Trust, PLC c/o Hare & Co. (6) 1 Wall Street New York, NY 10286	1,176,471	6.5%
Michael Nouri (7) 4024 John S. Raboteau Wynd Raleigh, NC 27612	745,907	4.1%
David E. Colburn (8)	110,000	*
Nicholas A. Sinigaglia (9)	40,000	*
Anil Kamath (10)	294,100	1.6%
Thomas Furr (11)	429,937	2.4%
Shlomo Elia (12)	70,972	*
C. James Meese, Jr. (13)	30,000	*
Dror Zoreff (14)	10,000	*
Philippe Pouponnot (15)	60,750	*
All officers and directors as a group (9 persons) (16)	2,933,712	16.1%

* Less than 1%.

(1)	Unless otherwise noted, all addresses are in care of the Company at 2530 Meridian Parkway, Durham, North Carolina 27713.

(2)
Based upon 18,234,627 shares of common stock outstanding on April 21, 2008. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of April 21, 2008 through the exercise of any stock options or other rights. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes (i) 1,323,619 shares owned by Greenleaf Ventures Ltd., a British Virgin Islands company, (ii) 121,116 shares owned by Crystal Management Ltd., a company registered in Anguilla, and (iii) 557,043 shares of common stock owned directly by Doron Roethler, of which 11,250 shares are held pursuant to a restricted stock award as to which restrictions had not lapsed as of April 21, 2008.

(4)
Based on a joint Schedule 13G filed with the SEC by Magnetar Financial LLC (“Magnetar Financial”), Magnetar Capital Partners LP (“Magnetar Capital Partners”), Supernova Management LLC (“Supernova”), and Alec N. Litowitz on February 13, 2008 to report securities held for the account of Magnetar Capital Master Fund, Ltd (“Magnetar Capital Master Fund”) and certain Managed Accounts (the “Managed Accounts”) as of December 31, 2007. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial and Magnetar Investment Management, LLC (“Magnetar Investment Management”), both of which are registered investment advisers under the Investment Advisers Act of 1940, as amended.  Magnetar Financial serves as investment adviser to Magnetar Capital Master Fund, and Magnetar Investment Management serves as investment adviser to the Managed Accounts.  Supernova is the general partner of Magnetar Capital Partners, and Mr. Litowitz is the manager of Supernova. As of December 31, 2007, each of Magnetar Financial, Magnetar Capital Partners, Supernova, and Mr. Litowitz had shared voting and dispositive power over (a) 842,747 shares held for the account of Magnetar Capital Master Fund and (b) 588,903 shares issuable upon the exercise of warrants held for Magnetar Capital Master Fund. These amounts exclude additional warrants to purchase 195,411 shares held for the account of Magnetar Capital Master Fund which are subject to provisions prohibiting the holder from exercising the warrants to the extent such exercise would result in the holder being deemed the beneficial owner of more than 9.99% of the Company’s issued and outstanding common stock. As of December 31, 2007, Magnetar Capital Partners, Supernova, and Mr. Litowitz also had shared voting and dispositive power over 426,380 shares held for the accounts of the Managed Accounts.

(5)	Includes 180,070 shares which can be acquired upon the exercise of options which can be exercised at any time between April 21, 2008 and June 13, 2008.

(6)	Includes a warrant to purchase up to 392,157 shares of common stock which can be exercised within 60 days after April 21, 2008.

(7)	Includes 6,500 shares of common stock owned by Michael Nouri in trust as to which he shares investment and voting power.

(8)	Includes 77,500 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of April 21, 2008.

(9)	Includes 20,000 shares which can be acquired upon the exercise of options which can be exercised at any time within 60 days after April 21, 2008.

(10)	Includes 95,000 shares which can be acquired upon the exercise of options which can be exercised at any time within 60 days after April 21, 2008.

(11)
Includes 95,000 shares which can be acquired upon the exercise of options which can be exercised at any time within 60 days after April 21, 2008 and 200 shares held in trust over which Mr. Furr has sole investment and voting power.

(12)	Includes 2,500 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of April 21, 2008.

(13)
Includes 2,500 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of April 21, 2008 and 20,000 shares which can be acquired upon the exercise of options which can be exercised at any time within 60 days after April 21, 2008.

(14)	Includes 10,000 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of April 21, 2008.

(15)	Includes 2,500 shares held pursuant to a restricted stock award as to which restrictions had not lapsed as of April 21, 2008.

(16)
For all current executive officers and directors as a group, includes a total of 115,000 shares subject to options exercisable at any time within 60 days after April 21, 2008 and 140,500 shares held pursuant to restricted stock awards as to which restrictions had not lapsed as of April 21, 2008.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

The Audit Committee has appointed Sherb & Co., LLP (“Sherb”) to audit the consolidated financial statements of the Company for fiscal 2008. Sherb was first engaged as the Company’s independent auditors for fiscal 2005 and continues to serve as the Company’s independent auditors. A representative from Sherb is not expected to be present at the 2008 Annual Meeting of Stockholders, and thus will not have the opportunity to make a statement if he or she desires to do so and is not expected to be available to respond to appropriate questions.

Although stockholder ratification of the appointment is not required by law or the Company’s bylaws, the Audit Committee determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the stockholders for approval. If the appointment of Sherb is not ratified by a majority of the shares cast at the annual meeting, the Audit Committee will consider the appointment of other independent auditors for subsequent fiscal years.

The Board of Directors recommends
stockholders vote FOR Proposal No. 2.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial statements, compliance with legal and regulatory requirements, qualification and independence of the Company’s independent auditor, and performance of internal controls over financial reporting. The full responsibilities of the Audit Committee are described in a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.smartonline.com. The management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing opinions on management’s assessment of the effectiveness of the Company’s internal controls and the auditors’ own assessment of the effectiveness of the Company’s internal controls.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, management’s assessment and report on the effectiveness of the Company’s internal controls, the independent auditors’ attestation report on the Company’s internal controls and the processes that support certifications of the Company’s financial statements by the Company’s Chief Executive Officer and Chief Financial Officer. The Audit Committee has also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect; has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence; and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee in carrying out their duties are not engaged in the practice of accounting and do not act as auditors. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

C. James Meese, Jr., Chairman
David E. Colburn
March 19, 2008

The Audit Committee appointed Goldstein Golub Kessler LLP (“GGK”) to serve as the Company’s independent registered public accountant effective November 15, 2005.  GGK notified the Company on March 17, 2006 that it resigned as the Company’s independent accountant effective March 16, 2006. Due to the short duration of GGK’s retention as the Company’s outside accounting firm, GGK never provided a report on its financial statements. From the time GGK was engaged to the date of the termination of that relationship on March 16, 2006, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which would have caused GGK to make reference to the subject matter in connection with its report, and there have been no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On April 3, 2006, the Audit Committee engaged Sherb as the Company’s new independent accountant to be the principal accountant to audit its financial statements.  During the fiscal years ended December 31, 2004 and 2005 and through April 3, 2006, neither the Company nor anyone on the Company’s behalf consulted with Sherb regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Principal Accounting Fees and Services

In November 2005, the Company engaged GGK. The Company did incur expenses related to GGK’s work, although GGK resigned in March 2006 prior to releasing an audit opinion. In March 2006, the Company engaged Sherb as its principal accountant. The amounts billed under the categories referenced below may contain a combination of charges from the different firms that served as the Company’s independent accountant during its past two fiscal years.

Audit Fees. Aggregate fees billed for the audit of our 2006 annual consolidated financial statements, including the reviews of the Company’s Quarterly Reports on Form 10-Q filed during 2006, were approximately $76,000.  Aggregate fees billed for the audit of our 2007 annual consolidated financial statements, including the reviews of the Company’s Quarterly Reports on Form 10-Q filed during 2007, were approximately $110,807.

Audit-Related Fees.  There were no audit-related fees billed by the principal accountant in fiscal 2007 and 2006.

Tax Fees. The principal accountant did not provide professional services related to tax compliance, tax advice, and tax planning during fiscal 2006 and 2007.

All Other Fees.   There were no other fees billed by the principal accountant in 2006 and 2007.

All audit and permissible non-audit services provided by the Company’s independent accountant, as well as the fees for such services, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decisions are reported to the full Audit Committee at a later time. Any pre-approval is generally for the current fiscal year, and any pre-approval is detailed as to the particular service or category of services. All audit and non-audit services provided by the Company’s independent accountant during fiscal 2006 and 2007 were pre-approved by or on behalf of the Audit Committee.

OTHER MATTERS

Other Business

Other than the election of directors and ratification of the appointment of Sherb & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008, as described in this proxy statement, the Board of Directors presently knows of no other business to be conducted at the 2008 Annual Meeting of Stockholders. The Company has not received any notice from a stockholder desiring to present a proposal for consideration at the meeting, including any director nomination.  Should any other business properly come before the meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the SEC the accompanying proxy cannot be voted for more than six nominees.

2009 Annual Meeting of Stockholders

Pursuant to the rules of the SEC, stockholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2009 must be received by the Company not later than December 25, 2008, and must comply with the SEC’s rules in other respects.

Other stockholder proposals to be presented at the annual meeting in 2009, including director nominations, must comply with the notice requirements of the Company’s bylaws and be delivered to the Company not later than April 20, 2009, nor earlier than March 21, 2009.  Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.

Procedures for Director Nominations

Under the charter of the Corporate Governance and Nominating Committee, the Committee is responsible for identifying and selecting or recommending qualified candidates for membership on the Board of Directors. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include (a) knowledge in the technology industry generally, and Software-as-a-Service specifically, (b) experience in the areas of accounting and finance, (c) mature business judgment, (d) the candidate’s management, leadership, and business strategy experience, (e) the candidate’s ability to manage a crisis, and (f) the candidate’s knowledge of proper corporate governance.

The Corporate Governance and Nominating Committee is responsible for evaluating suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members (including self-nominations) and stockholders. All candidates, including those submitted by stockholders, will be evaluated by the Committee on the same basis as other candidates using the Board membership criteria described above and in accordance with applicable procedures. The Committee believes that the minimum qualifications for serving as a Company director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the Company’s business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities.  Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition.

Once candidates have been identified, the Committee will determine whether such candidates meet the minimum qualifications for director nominees and will recommend qualified nominees to the Board of Directors.  In accordance with the Company’s bylaws, proposed nominees must tender, prior to nomination, an irrevocable, conditional letter of resignation that would be effective upon such person being charged with a felony or equivalent offense under the laws of any jurisdiction.  The full Board of Directors will then approve qualified nominees for appointment or election to the Board of Directors.  The Company has engaged the NACD to assist the Committee in identifying and evaluating potential candidates.

Any stockholder desiring to present a nomination for consideration by the Corporate Governance and Nominating Committee prior to the 2009 Annual Meeting must do so in accordance with the Company’s bylaws. See “2009 Annual Meeting of Stockholders,” above.

Stockholder Communications with Directors

The Board of Directors, as a matter of policy, desires to facilitate communications between stockholders and directors to assist the Board in fulfilling its responsibilities to all stockholders. To that end, the Board has established a process for use by stockholders who desire to bring matters to the Board’s attention. The process is intended to provide stockholders one means of communicating with directors and is not intended to be exclusive.

Any stockholder who desires to send a communication to members of the Board may submit it either by e-mail addressed to Corporate.Secretary@smartonline.com or by mail addressed to the attention of the Corporate Secretary at Smart Online, Inc., P.O. Box 12794, Research Triangle Park, North Carolina 27709.  All such communications should include the mailing address, telephone number, and e-mail address, if any, of the person submitting the communication. All communications properly submitted under these procedures, except those deemed inappropriate as noted below, will be delivered to all members of the Board periodically, generally in advance of each regularly scheduled Board meeting. The Board has directed that the Secretary not forward communications that (a) are not reasonably related to the business of the Company, (b) concern individual grievances or other interests that are personal to the stockholder submitting the communication and that cannot reasonably be construed to present a matter of concern to stockholders generally, or (c) under community standards, contain offensive, scurrilous, or abusive content or advocate engaging in illegal activities. If the Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.

Costs of Soliciting Proxies

The Company will bear the cost of this solicitation, including the preparation, printing, and mailing of the proxy statement, proxy card, and any additional soliciting materials sent by the Company to stockholders. The Company’s directors, officers, and employees may solicit proxies personally or by telephone without additional compensation.  The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.

Availability of Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (without exhibits), including financial statements, will be furnished without charge to any stockholder whose proxy is solicited hereby upon written request directed to the attention of Corporate Secretary, Smart Online, Inc., P.O. Box 12794, Research Triangle Park, North Carolina 27709.

Stockholders Sharing the Same Last Name and Address

Only one annual report and proxy statement may be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to the Secretary by e-mail addressed to Corporate.Secretary@smartonline.com, by mail addressed to the attention of the Corporate Secretary at Smart Online, Inc., P.O. Box 12794, Research Triangle Park, North Carolina 27709, or by telephone at (919) 765-5000. Stockholders sharing an address and currently receiving a single copy may contact the Secretary as described above to request that multiple copies be delivered in future years. Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Secretary as described above.

Principal Executive Offices

The Company’s principal executive offices are located at 2530 Meridian Parkway, 2nd Floor, Durham, North Carolina 27713, and the main telephone number at that location is (919) 765-5000.

Dated:   April 23, 2008

SMART ONLINE, INC.

VOTE BY INTERNET OR VOTE BY MAIL QUICK *** EASY *** IMMEDIATE

As a stockholder of Smart Online, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on June 18, 2008.

Vote Your Proxy on the Internet:		Vote Your Proxy by mail:

Go to www.continentalstock.com	OR	Mark, sign, and date your proxy card,
Have your proxy card available when		then detach it, and return it in the
you access the above website. Follow		postage-paid envelope provided.
the prompts to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

				PROXY			Please mark		☒
your votes
like this
		FOR ALL	WITHHOLD	FOR ALL EXCEPT
1. Election of Directors		NOMINEES	AUTHORITY	(See instructions			FOR	AGAINST	ABSTAIN
			FOR ALL NOMINEES	below)	2.	Ratification of the appointment of Sherb & Co.,	☐	☐	☐
Nominees:	01 Doron Roethler	☐	☐	☐		LLP as independent auditors for the fiscal year
	02 David E. Colburn					ending December 31, 2008
03 Thomas P. Furr
	04 Shlomo Elia				Any proxy heretofore given by the undersigned is hereby revoked.
	05 C. James Meese, Jr.				Please complete, sign and return this proxy whether or not you intend to attend
	06 Dror Zoreff				the meeting.

(Instruction: To withhold authority to vote for any individual nominee(s), mark
“FOR ALL EXCEPT” and strike a line to through that nominee(s) name in the	To change the address on your account, please check the box at the right and
list above.)	indicate your new address in the address space to the left. Please note that changes
	to the registered name(s) on the account may not be submitted via this method.	☐

	Please check box if you intend to attend the annual meeting in person.	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2008.
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	SMART ONLINE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned hereby appoints David E. Colburn and Thomas P. Furr, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Smart Online, Inc. which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of Smart Online, Inc. to be held in the Asheville Room at 2530 Meridian Parkway, 3rd Floor, Durham, North Carolina 27713, on Thursday, June 19, 2008, at 9:00 a.m. local time, and at any and all adjournments thereof.

Shares represented by this proxy will be voted as directed on the reverse. Unless a contrary direction is indicated, the shares will be voted FOR election of the director nominees listed on the reverse, and FOR the ratification of the appointment of Sherb & Co., LLP as the independent auditors for the fiscal year ending December 31, 2008, and, in the discretion of the persons acting pursuant to this proxy, on any other matters that properly come before the meeting or any adjournments thereof, all as more specifically set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 2008, receipt of which is hereby acknowledged.

(Please sign and date on the reverse side and promptly return in the enclosed envelope.)